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                                                                    EXHIBIT 10.9
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                       AGREEMENT OF LICENSE TERMINATION,
                  STOCK REPURCHASE AND MUTUAL GENERAL RELEASE

      This Agreement is made as of the 29th day of August, 1997, by and between, on the one hand, Biopure Corporation ("Biopure"), a Delaware corporation, and Biopure Europe Ltd. ("Licensor"), a Delaware corporation (collectively called the "Biopure Parties" herein), and, on the other hand, B. Braun Melsungen AG, a German corporation ("Braun").

                                    RECITALS

      A. Reference is made to the following agreements: the License Agreement dated January 29, 1990 between Licensor and Braun, as amended (the "License Agreement"), the Investment Agreement dated January 29, 1990 between Biopure, Braun and other parties thereto, as amended (the "Investment Agreement"), the Technical Assistance and Supply Agreement dated January 29, 1990 between Biopure and Braun, as amended (the "Technical Assistance Agreement") and the Amendment and Rights Agreement dated May 26, 1988 between Biopure, Braun and other parties thereto (the "Rights Agreement"). All such agreements are herein referred to as the "B&B Agreements".

      B. Pursuant to the License Agreement, Braun obtained an exclusive license to make, sell and use "Royalty Products" (as defined in the License Agreement) in the "Territory" (as defined in the License Agreement). Pursuant to the Investment Agreement and its predecessor agreement dated August 7, 1987 and other miscellaneous transactions, Braun acquired 3,020,934 shares of Biopure Class A Common Stock, par value $.01 per share (the "Shares").

      C. Since 1987, Dr. Joachim Schnell has served on the Board of Directors of Biopure as a nominee of Braun.

      D. Except as expressly provided herein, the parties hereto have agreed to terminate, as between Braun and the Biopure Parties, their respective rights, duties and obligations under the B&B Agreements.

      E. The parties hereto wish by the execution, delivery and performance of this Agreement to compromise and settle all differences between and among them.

                              TERMS AND CONDITIONS

      Now therefore, on the terms and subject to the conditions hereinafter set forth, the Biopure Parties and Braun hereby agree as follows:

            1. Termination of License & Technical Assistance Agreement. Effective upon the execution and delivery of this Agreement, Braun and the Biopure Parties hereby terminate the License Agreement and the Technical Assistance Agreement and the same shall thereafter have no further force and effect except with respect to Section 9 of the License Agreement and Section 4 of the Technical Assistance Agreement (collectively, the "Confidentiality Requirements"), both of which sections shall remain in full force and effect.

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            2. Return/Destruction of Information. Within thirty (30) days following the execution and delivery of this Agreement:

            (a) Braun shall provide to Biopure the information listed in Attachment 1;

            (b) to the extent that any such information described in Attachment I consists of copies delivered to Braun by Biopure or if Braun has other confidential or proprietary information related to Biopure or its products, Braun shall either return or destroy such copies or information and certify their destruction to Biopure; and

            (c) in the event that after the execution and delivery of this Agreement Braun discovers in its possession additional materials described in Subparagraphs 2(a) or 2(b) herein, Braun will promptly deliver to Biopure, or destroy, as applicable, such additional materials.

Notwithstanding the foregoing, Braun may retain such originals or copies of the foregoing as may be necessary or appropriate but all such information shall be maintained by Braun as confidential information pursuant to the Confidentiality Requirements.

            3. Termination of Rights and Duties Under Other Agreements. Braun hereby relinquishes all rights under the Investment Agreement and the Rights Agreement and Braun and Biopure hereby release each other from each of their respective duties and obligations owed to such other party pursuant to the Investment Agreement and Rights Agreement effective upon the execution and delivery of this Agreement. However so long as Braun is a shareholder of Biopure, Biopure shall provide to Braun monthly, quarterly and annual financial statements (in the form provided to Biopure's directors) at the same time it provides such information to its directors.

            4. Royalties.

                  (a) For purposes of this Agreement, the following definitions shall apply:

                        i) European Royalty. The term "European Royalty" shall mean an amount equal to two percent (2%) of Net Sales and, without duplication, two percent (2%) of all license or other fees received by Biopure or any of its affiliates for any license to make, use or sell the Royalty Products or Oxypure.

                        ii) Hemopure. The term "Hemopure" shall have the same meaning as contained in the License Agreement and is known, in its current form, as HBOC-201.

                        iii) Net Sales. The term "Net Sales" shall mean, without duplication, the gross sales price of the Royalty Products or Oxypure sold for use in the Territory, as invoiced by Biopure or any of its affiliates or licensees (except for Royalty Products sold by Biopure for resale to such licensees), less all cash or trade discounts, allowances, credits for returns of defective merchandise or otherwise, any tax or other


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      charge imposed directly on sales (including without limitation value added taxes), and all charges which are customarily separately stated for packing and transportation, insurance premiums, customs duties and all other charges which are customarily separately stated. In the event of sales by either Biopure or a licensee to an affiliate of such seller, the term Net Sales shall be deemed to be the price at which Biopure or a licensee is then selling to an unaffiliated person.

                        iv) Oxypure. The term "Oxypure" shall have the same meaning as contained in the License Agreement.

                        v) Royalty Products. The term "Royalty Products" shall have the same meaning as contained in the License Agreement.

                        vi) Stock Royalty. The term "Stock Royalty" shall mean an amount equal to five percent (5%) of Net Sales and, without duplication, five percent (5%) of all license or other fees not comprising a royalty or other payment, however denominated, calculated on the basis of actual sales, received by Biopure or any of its affiliates for any license to make, use or sell the Royalty Products or Oxypure.

                        vii) Territory. The term "Territory" shall mean have the same meaning as contained in the License Agreement; i.e., the following countries: Andorra, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland, Turkey, and the United Kingdom.

            (b) The European Royalty shall be paid to Braun until aggregate European Royalties paid equal $7,500,000 and shall be paid quarterly in arrears in U.S. dollars within forty-five (45) days following the end of each calendar quarter.

            (c) The Stock Royalty payment shall be deposited into the Escrow Account and held subject to the terms of the Escrow Agreement and this Agreement, and the European Royalty shall be paid by check mailed, or by wire transfer, to Braun, at Braun's election.

            (d) Within thirty (30) days following the end of each calendar quarter, Biopure shall provide to Braun a royalty statement, certified as true and correct by an officer of Biopure, setting forth, with respect to the preceding calendar quarter, the amount of Net Sales, identified by each seller of the Royalty Products and Oxypure, and all license and other fees received by Biopure or its Affiliates upon which the Stock Royalty or the European Royalty is calculated.

            (e) Biopure shall permit a reputable international firm of public accountants selected by Braun to inspect, examine and audit its books and accounts at such times as Braun may reasonably request (but not more frequently than once each calendar year) for the purpose of verifying Net Sales, the royalty statements and determining the correctness of royalty payments hereunder. The cost of all inspections, examinations and audits shall be borne by Braun, except that the cost of any audit will be borne by Biopure if the audit reveals an


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underpayment of royalty payments for any period in question of more than five percent (5%) and any additional royalty payments shall be paid with five (5) days of their determination plus interest at ten percent (10%) per annum.

            5. Escrow Agreement. Simultaneously with the execution and delivery of this Agreement, an "Escrow" shall be established by both Biopure and Braun by executing and delivering to the escrow agent (the "Escrow Agent") the escrow agreement in the form of Exhibit A (the "Escrow Agreement").

                  (a) Concurrently therewith,

                        i) Braun shall deliver to Escrow the certificates representing the Shares together with signed, undated stock powers for each certificate representing the Shares; and

                        ii) Biopure shall deliver to Escrow a cashier's check for One Million Dollars ($1,000,000) and the Escrow Agent shall maintain such funds, in trust for the benefit of Braun, in an interest bearing account (the "Escrow Account").

                  (b) Effective with each delivery by Biopure of funds to the Escrow Agent for deposit into the Escrow Account, Biopure grants Braun a security interest in such funds and in the Escrow Account to secure Biopure's purchase obligations pursuant to this Agreement. Biopure shall execute any further documents necessary or appropriate to perfect Braun's security interest in such funds.

                  (c) Braun shall be entitled to vote, and shall receive all dividends related to, those Shares being held by the Escrow Agent until their delivery to Biopure.

            6. Sale and Purchase of the Shares. Biopure agrees to purchase the Shares pursuant to this Agreement and in compliance with the procedures set forth in the Escrow Agreement and to pay to Braun the sum of six million three hundred thousand dollars ($6,300,000) payable as hereinafter set forth (the "Stock Price"). In addition, Braun shall be entitled to all earnings which are earned with respect to the funds deposited into the Escrow (the "Earnings").

                  (a) Biopure shall deliver to the Escrow Agent for deposit into the Escrow Account not less than one million dollars ($1,000,000) upon each anniversary of the date of this Agreement, and, within forty-five (45) days following each calendar quarter, an amount equal to the Stock Royalty until the aggregate of such amounts deposited into the escrow, exclusive of all Earnings, equal the Stock Price. In any event, the total amount of the Stock Price shall be delivered by Biopure to the Escrow Agent for deposit into the Escrow Account not later than the fifth anniversary of the date of this Agreement. Biopure shall have the right at any time to make additional payments to the Escrow and to accelerate the purchase of the Shares upon the deposit with the Escrow of the entire unpaid Stock Price.

                  (b) Braun shall have the right, at any time and from time to time, to complete the sale of a portion of the Shares in Escrow at a price per share equal to $2.0854 in


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accordance with Section 3(b) of the Escrow Agreement.

                  (c) When the amount on deposit in the Escrow Account equals $6,300,000 (or $6,3000,000 less $2.0854 times each Share previously delivered to, and paid for by, Biopure) exclusive of any Earnings, the sale of the all of the Shares (or the balance of the Shares if any have been previously delivered to Biopure) shall be deemed to have been consummated.

                  (d) When the sale of any of the Shares is consummated hereunder, the certificates for such Shares and the related stock powers shall be delivered by the Escrow Agent to Biopure, and all right, title and interest in and to the Shares shall thereafter vest in Biopure and the purchase price and all Earnings shall be paid by the Escrow Agent to Braun.

            7. Taxation Indemnity.

                  (a) If Braun provides Biopure and the escrow agent with an executed ownership certificate (U.S. Internal Revenue Service Form 1001), then
(i) neither Biopure nor the escrow agent shall withhold any tax pursuant to
Section 1441 of the Internal Revenue Code (the "Code") from any payment to be made to Braun pursuant to Section 6 herein and the Escrow Agreement; and (ii) Biopure shall indemnify and hold harmless Braun from and against any liability or claim for income tax that may be asserted by the Internal Revenue Service against Braun by reason of said payments whether such claim is based upon Sections 881 (with respect to interest income only), 483, 1273 or 1274, as the same now exists or may hereinafter be amended, or any corresponding or successor provision.

                  (b) This covenant shall terminate if Braun: (i) assigns its beneficial ownership interest in the Purchase Agreement or (ii) fails to qualify for a withholding exemption under the U.S.-German tax treaty or (iii) fails to renew the ownership certificate upon its expiration.

            8. Representations and Warranties. The parties represent and covenant as follows:

                  (a) Braun represents and acknowledges that it has been a shareholder of Biopure since 1987, that in such capacity and through representation on the Biopure Board of Directors it has been furnished with the information made available by Biopure to its shareholders and directors and that it has had the opportunity to obtain from Biopure or from other sources sufficient information to enable it to evaluate the terms of this Agreement. Braun further acknowledges the non-public character of certain of the foregoing information and shall maintain the confidentiality of any such information except to the extent it is made publicly available.

                  (b) Braun hereby represents that the Shares constitute all of the shares of stock of Biopure held or beneficially owned by Braun.

                  (c) Braun hereby represents and warrants that the signatory of this Agreement on behalf of Braun is duly authorized to execute and deliver this Agreement on


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behalf of Braun and that the execution, delivery and performance by Braun of this Agreement have been duly authorized by all necessary corporate action on the part of Braun. The Biopure Parties hereby represent and warrant that the signatory of this Agreement on their behalf is duly authorized to execute and deliver this Agreement on behalf of Biopure and the Licensor and that the execution, delivery and performance by Biopure and the Licensor of this Agreement have been duly authorized by all necessary corporate action on the part of Biopure and the Licensor.

                  (d) Upon the date of each delivery of funds to the Escrow Agent for deposit into the Escrow Account, the Biopure Parties, and each of them jointly and severally, represent and warrant that:

                        i) Biopure is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is solvent, able to meet its debts as they mature and is able under law to redeem the Shares hereunder; and

                        ii) This Agreement and the Escrow Agreement have been duly authorized and validly executed and delivered and the consummation of the transactions contemplated hereunder and under the Escrow Agreement do not violate either Biopure Party's charter, or any agreement to which either is a party or constitute a violation of any law, regulation or directive to which they are subject.

            9. Opinion of Counsel. Biopure shall cause counsel, reasonably acceptable to Braun, to provide its opinion to Braun that Biopure has duly authorized, executed and delivered this Agreement, that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or conflict with any law, statute, regulation or order.

            10. Mutual Release. The Biopure Parties, on their own respective behalf and on behalf of their respective executors, administrators, legal or personal representatives, affiliates, successors or assigns, on the one hand, and Braun, on its own behalf, and on behalf of its affiliates, successors and assigns, on the other hand, do hereby mutually and reciprocally remise, release and forever discharge each other and the respective administrators, executors, legal or personal representatives, successors and assigns of each other, of and from all, and all manner of, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, commissions, damages, judgments, executions, claims, third-party claims and demands whatsoever in law or in equity that they or either of them ever had, now has, or that they or their administrators, executors, legal or personal representatives, successors and assigns hereafter can or may have, by reason of any act, omission, matter, cause or thing whatsoever occurring at any time prior to the execution of these presents, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured. This release does not affect any rights or relationships between the Biopure Parties inter se. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section shall not apply to the rights and duties of the parties hereto which are contained in this Agreement or the Escrow Agreement or limit the respective rights of the parties hereto to enforce the terms of this


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Agreement or the Escrow Agreement.

            11. No Third Party Beneficiaries. Except as provided in Section 9, no person other than the parties signatory to this Agreement shall be deemed a beneficiary of this Agreement.

            12. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made in and wholly to be performed within the Commonwealth of Massachusetts.

            13. Entire Agreement. This Agreement together with Exhibit A hereto and the Escrow Agreement represent the entire agreement of the parties with regard to the subject matter hereof and thereof, and may not be altered or amended except by a writing signed by the parties hereto or their duly authorized representatives. There are no representations, promises, understandings or agreements made by or to any of the parties regarding the subject matter of this Agreement and the Escrow Agreement which are not expressly set forth herein or therein. Each party has sought and obtained the advice of its respective counsel and is not relying upon any promises, representations or advice of the opposing party or their counsel in entering into this Agreement.

            14. Subject Headings. The subject headings of the paragraphs of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

            15. Notices. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):

      Any Biopure Party:

                              c/o Carl W. Rausch
                              Biopure Corporation
                              11 Hurley Street
                              Cambridge, Massachusetts 02141
                              Telefax No. (617) 234-6505

            Braun:

                              B. Braun Melsungen AG
                              Carl-Braun-StraBe 1
                              D-34212 Melsungen, Germany
                              Attn: Hr. Klaus Hofer,
                                    General Counsel
                              Telefax No. 011-49-5661-71-1551


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All notices given by electronic means shall be confirmed by delivering to the party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received five (5) days after mailing the notice, in the case of written notice given by mail, or upon the earlier of two (2) days after the mailing of the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by persons authorized as of the date first set forth above.,

                              B. BRAUN MELSUNGEN AG

/s/ Caroll H. Neubauer                    /s/ Joachim Schnell
----------------------------              ----------------------------
by Caroll H. Neubauer,                    by Joachim Schnell,
Member of the Board                       Member of the Board


BIOPURE CORPORATION                       BIOPURE EUROPE LTD.

/s/ Carl W. Rausch                        /s/ Carl W. Rausch
----------------------------              ----------------------------
by Carl W. Rausch, President              by Carl W. Rausch, President


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                                  Attachment I
                             B. BRAUN DOCUMENTATION


The information required from B. Braun falls into two categories: (1) existing documentation which based upon review of our files, must be transferred to Biopure to complete the dossiers on all three German trials (i.e., BR-0049-BBM-PH-H-0144/Koln/Buzello, -0149/Hamburg/Schultr am Esch, and -0153/Jena/Reinhart); and (2) machine-readable data sets, analyses, and/or reports, which may be in various stages of completion.

Existing Documentation.

1. Original Case Report Forms ("CRFs") from the high-dose Koln group (1.2g/kg), expected numbers 1301-1312.

2. Original versions or copies of all existing site correspondence (all trials).

3. Original versions or copies of all existing Ethics Committee correspondence (trial-0153 only).

4.    Original version or copies of all monitoring reports (all trials).

5.    Drug accountability records (all trials).

6.    If available, clinical laboratory validation documentation (all trials).

NOTE: With the exception of the CRFs, these documents are almost certainly written in German. Although it would be nice to have, there is no reason to demand translation prior to transfer.

Analyses and Reports. To the extent they exist, we need all these items for all trial; if not all are available for a given trial, we need all that are complete at present:

1. SAS-readable data sets, along with annotated CRFs, database structure, dictionaries, audit trail, and other details of quality assurance level.

2.    Individual patient listings and PROC UNIVARIATE distributions.

3. Summary data tables, plus English version of the statistical analysis plan.

4.    Graphical displays.

5.    Draft Final Study Report, in English.


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The following information should be provided by or returned by B. Braun or documented that copies provided to them have been confidentially destroyed:

1. All copies of U.S. IND submissions/presentations/communications (BB-IND-2935) provided.

2. All copies, documentation, CRFs, data tables and reports for clinical studies using HBOC-201 in Europe under B. Braun's direction.

3. All correspondence and/or submissions regarding HBOC-201 with any regulatory authority, agency or government.

4. All correspondence and/or submissions to any institutional review board (or equivalent) regarding HBOC-201.

5. All documents, data, or reports regarding any preclinical study conducted by or under the direction of B. Braun including studies done by independent investigators.

6. All publications or pending publications regarding the product resulting from work sponsored by or known to B. Braun.

7. All reports or documentation regarding manufacturing, importation, or use of the product in Germany, including reports/documentation/communications regarding use of Cambridge manufactured product.

8.    Information regarding the manufacturing and testing or product provided to
      B. Braun by Biopure


Houtchens - B. Braun Requested Documents

1. BSE- Notification of the "BfArM" dated 28.03.96: Hemopure (HBOC-201) Classification of the Risk Relevant Characteristics"

2. Other communications with the BfArM concerning viral or prior safety issues.

3. Letter and attached data concerning Oxyglobin stability, addressed from Robert Houtchens to Johannes Bottrich, dated July 22, 1996.

4. Procedure for bovine IgG ELISA assay, sent form Robert Houtchens to Johannes Bottrich, dated September 25, 1991.

5. Research and Development report #RDR-005, "Get Permeation Chromatography of Hemopure coupled with Laser Light Scattering or intrinsic Viscosity Detection for Determination of Protein Molecular Weight," sent from Christina Poulos to Johannes Bottrich, dated July 11, 1991.

Biopure Reports:

1. "Validation of Clearance of Scrapie Agent in HBOC Production Process," Melissa Melde, Robert A Houtchens, W. Richard Light, RDR-0113, 1-22
      (1996).

2. "Determination of Viral Clearance of Polymerized Bovine Hemoglobin Production Process," Melissa Melde, Robert A. Houtchens, W. Richard Light, RDR-087, 1-60 (1996).


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